EXHIBIT 99.1

Contacts:
Bruce M. Jaffe	Mary McGowan
Vice President & CFO	Account Director
(408) 453-0146	(650) 470-0200
InvestorRelations@logicvision.com	Mary@stapleton.com

LogicVision Reports Q2 2003 Financial Results

Orders Booked in Q2 Total $5.6 Million

SAN JOSE, Calif. – July 21, 2003 – LogicVision, Inc. (NASDAQ: LGVN), a leading provider of embedded test IP for integrated circuits and systems, today announced financial results for the second quarter ended June 30, 2003. All financial information contained in this release, except backlog data, was prepared in accordance with generally accepted accounting principles (GAAP).

Revenues for the second quarter were $1.4 million, compared with $2.4 million in the first quarter of 2003. The continued focus of the company’s sales efforts with major customers has lengthened the sales cycle; therefore, more of its revenues are being recognized ratably, leading to the revenue decline in this quarter.

Gross margins for the second quarter of 2003 were 45 percent, down from 66 percent in the first quarter. This drop in gross margins reflected the less favorable mix of business between the higher margin license revenues and the more labor intensive service revenues.

Net loss for the second quarter was $4.0 million, or a loss of $0.26 per share, compared with a net loss of $3.0 million or a loss of $0.19 per share for the first quarter of 2003.

At June 30, 2003, LogicVision had $34.1 million in cash and cash equivalents, short-term investments and marketable securities together with a $1.0 million balance outstanding under its line of credit, for a combined net balance of $33.1 million, or $2.15 cash per share. This compares with a combined net balance of $35.5 million in the prior quarter.

Orders booked during the quarter totaled $5.6 million. LogicVision exited the second quarter with a backlog of $11.6 million, including $3.3 million of deferred revenues. This is the highest level of backlog for the company since September 2001. The largest of these newer orders will first be reflected as an increase in deferred revenues beginning in Q3, with the related revenue recognition starting in the first quarter of 2004.

“One year ago we outlined our key account strategy and total solution approach, and we are very pleased to note that this strategy has started to realize its potential,” said Dr. Vinod Agarwal, president and CEO of LogicVision. “A significant improvement in the size of our engagement with a single customer resulted in bookings in the second quarter that were the second highest in the history of the company. We expect similar arrangements with other customers in the future will materialize as our strategy comes to full fruition.”

Recent Highlights:

•	Partnered with JTAG Technologies, a leading provider of boundary-scan testing, to streamline the integration of device level embedded test and diagnosis with board- and system-level testing
•	Demonstrated real-time testing and diagnosis on Oak Technology’s latest generation digital TV decoder ICs
•	In cooperation with MoSys, Inc., announced the availability of a silicon-proven Built-In Repair Analysis (BIRA) solution that provides automated test and repair
•	Introduced the ability to characterize individual embedded System-on-Chip cores – an industry first – using LogicVision’s Validator product and hierarchical embedded test
•	Selected DI Corporation as the exclusive distributor of LogicVision’s products in South Korea, one of the world’s largest semiconductor markets
•	Named Spirox Corporation as exclusive distributor for LogicVision’s products in Taiwan, China and Singapore

Guidance for the Third and Fourth Quarters of 2003

•	Revenues for Q3 are expected to be comparable to, or slightly above, Q2 revenues
•	Net loss and net loss per share for Q3 are expected to be comparable to, or slightly less than, Q2 results
•	Bookings and deferred revenues are expected to grow in Q3, leading to improved revenues and lower losses in Q4
•	Cash and cash equivalents, short-term investments and marketable securities are expected to continue to be in the range of $30 million to $34 million throughout the balance of 2003

Conference Call

LogicVision will broadcast its conference call discussion of second quarter fiscal 2003 financial results on Monday, July 21 at 2 p.m. PT. To listen to the call, please dial (630) 395-0018, pass code: LogicVision. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (402) 344-6640.

The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company’s web site at http://logicvision.com. An archived web cast replay of the call will be available at http://logicvision.com for 12 months.

About LogicVision, Inc.

LogicVision provides proprietary technologies for embedded test that enable the more efficient design and manufacture of complex semiconductors. LogicVision’s embedded test solution allows integrated circuit designers to embed into a semiconductor design test functionality that can be used during semiconductor production and throughout the useful life of the chip. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

FORWARD LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s progress with customers and the Company’s expected financial results and condition, including revenues, net loss, net loss per share, bookings, deferred revenues and cash and cash equivalents, short-term investments and marketable securities, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, trends in capital spending in the semiconductor industry, the timing of customer orders, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision’s Form 10-Q for the quarter ended March 31, 2003 and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

Summary financial data follows on page 4:

LogicVision, Inc.	Page 4

LOGICVISION, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
License	$444	$2,519	$1,644	$6,595
Service	956	1,173	2,165	2,947

Total revenues	1,400	3,692	3,809	9,542

Cost of revenues:
License	75	230	107	536
Service	689	727	1,473	1,557

Total cost of revenues	764	957	1,580	2,093

Gross profit	636	2,735	2,229	7,449

Operating expenses:
Research and development	1,188	1,273	2,330	2,565
Sales and marketing	2,320	2,185	4,732	4,474
General and administrative	1,024	1,018	2,008	1,977
Amortization of deferred stock-based compensation	231	426	437	852

Total operating expenses	4,763	4,902	9,507	9,868

Loss from operations	(4,127)	(2,167)	(7,278)	(2,419)
Interest and other income	175	296	371	584

Loss before provision for income taxes	(3,952)	(1,871)	(6,907)	(1,835)
Provision for income taxes	71	18	82	35

Net loss	$(4,023)	$(1,889)	$(6,989)	$(1,870)

Net loss per common share, basic and diluted	$(0.26)	$(0.13)	$(0.46)	$(0.13)

Weighted average number of shares outstanding, basic and diluted	15,391	14,950	15,342	14,893

LogicVision, Inc.	Page 5

LOGICVISION, INC.

BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$11,168	$16,179
Short-term investments	11,993	6,992
Accounts receivable, net	934	1,170
Prepaid expenses and other current assets	931	1,174

Total current assets	25,026	25,515
Property and equipment, net	1,338	1,486
Marketable securities	10,900	18,390
Other long-term assets	533	1,134

Total assets	$37,797	$46,525

Total cash and cash equivalents, short-term investments and marketable securities	$34,061	$41,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,000	$2,500
Accounts payable	731	1,468
Accrued liabilities	1,245	1,339
Deferred revenues, current portion	2,689	3,153

Total current liabilities	5,665	8,460
Deferred revenues	648	270

Total liabilities	6,313	8,730
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	97,554	97,341
Deferred stock-based compensation	(608)	(1,042)
Accumulated other comprehensive income	123	92
Accumulated deficit	(65,587)	(58,598)

Total stockholders’ equity	31,484	37,795

Total liabilities and stockholders’ equity	$37,797	$46,525